Exhibit 5.1

BioNTech SE

An der Goldgrube 12

55131 Mainz

Germany

9 October 2019

BioNTech SE – Form F-1 Registration Statement

Ladies and Gentlemen

We are acting as legal advisers to BioNTech SE, a European stock corporation (SE) with its business address at An der Goldgrube 12, 55131 Mainz, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz, Germany, (the Commercial Register) under number HRB 48720 (the Company) as to matters of German law in connection with the initial public offering and sale of up to 11,500,000 American Depository Receipts (the ADS), with each ADS representing one no par value registered share of the Company (the New Shares), each such share having a notional par value of EUR 1.00 per Share.

In this opinion, “Germany” means the Federal Republic of Germany.

1.	Documents Reviewed

For the purpose of rendering this legal opinion, we have examined the following documents (together, the Opinion Documents):

(a)	A copy of the Company’s articles of association (Satzung), as in effect as of the date of this opinion (the Articles of Association);

(b)	A copy of an electronic excerpt (Handelsregisterauszug) from the Commercial Register relating to the Company dated 9 October 2019 (the Register Excerpt);

(c)

A copy of the resolution of the extraordinary shareholders’ meeting of the Company of September 9, 2019, resolving upon, among others, the increase of the Company’s share capital by issuing up to 27,622,613 new no par value registered shares at an issuance price of EUR 1.00 per share (the Shareholders’ Resolution, with said capital increase being referred to as the Ordinary Capital Increase);

(d)

A copy of the registration statement (as amended) the Registration Statement) on Form F-1 (File No. 333-233688) originally filed by the Company with the Securities and Exchange Commission on September 9, 2019 pursuant to the Securities Act of 1933, as amended; and

(e)

Draft copies of the minutes of the resolutions of the management board (Vorstand) of the Company and the supervisory board (Aufsichtsrat) of the Company, resolving upon the increase of the Company’s share capital from the Company’s authorized capital by issuing up to 1,500,000 new no par value registered shares at an issuance price of EUR 1.00 per share (together the Option Resolutions, with said capital increase being referred to as the Authorized Capital Increase);

(f)

any such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have not reviewed any other documents for the purposes of this opinion;

with the Shareholders’ Resolution and the Option Resolutions being the Transaction Documents.

2.	Assumptions

As to questions of fact material to this opinion that we did not independently establish or verify, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;

(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;

(c)

that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us by the party that in the respective draft is envisaged to so execute the respective Opinion Document;

(d)

that all individuals who have executed and delivered or will execute and deliver or, in case of the Shareholders’ Resolution, have passed on behalf of the parties thereto any of the Opinion Documents had or will have, at the relevant times, (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective party (other than individuals executing, passing or delivering on behalf of the Company), in executing and delivering the relevant Opinion Document;

(e)	that none of the Opinion Documents has been or, as the case may be, will be revoked, rescinded, repealed, terminated (whether in whole or in part), amended or supplemented;

(f)	the correctness and completeness of all factual matters expressed in the Opinion Documents;

(g)	that the Register Excerpt is accurate and complete as at its date and that no changes to the facts related therein have occurred between the date the Register Excerpt was issued and the date hereof;

(h)	that the Articles of Association are true and accurate as of the date of this opinion;

(i)	that the Shareholders’ Resolution and the Option Resolutions are not affected by any factual circumstance not apparent from the Opinion Documents (unless known to us); and

(j)

that no other arrangements between any of the parties to the Transaction Documents in respect of the transaction contemplated thereby or other declaration or act which modifies or supersedes any of the terms of a Transaction Document exist (unless known by us).

3.	Laws Considered

The undersigned is admitted to the bar association (Rechtsanwaltskammer) in Hamburg, Germany, and licensed as attorney (Rechtsanwalt) in Germany. This opinion is, therefore, limited to matters of German law as presently in effect and applied by the German courts (including the law of the European Union to the extent it is directly applicable in Germany). We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.

4.	Opinion Statements

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:

(a)	The Company is a European stock corporation (SE) duly established and validly existing under the laws of Germany and registered with the Commercial Register under number HRB 48720.

(b)

Following due execution of the Option Resolutions (in the case of the Authorized Capital Increase) and (in the case of each of the Ordinary Capital Increase and the Authorized Capital Increase) following the due execution and delivery of a subscription form by the relevant subscriber, the payment to the Company of the issuance price of EUR 1.00 per New Share and the registration of the implementation of the capital increase with the Commercial Register, the relevant New Shares will be validly issued to the relevant subscriber and fully paid (subject to the payment of the difference between the nominal amount and the final offer price).

5.	Qualifications

The foregoing opinion statements are subject to the following qualifications:

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

This opinion speaks of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is limited to the matters addressed herein and should not be read as opinion in respect to any other matter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” contained in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Dr. Peter Versteegen

Dr. Peter Versteegen

Freshfields Bruckhaus Deringer LLP